                                                                  EXHIBIT 10.110

                               SERVICING AGREEMENT


         This SERVICING AGREEMENT, dated as of February 4, 2000, is by and between NATIONAL AUTO FINANCE COMPANY, INC., a Delaware corporation, as Servicer ("Servicer" or "NAFI"), and NUVELL CREDIT CORPORATION, a Delaware corporation ("Owner"), as owner of certain retail installment sales contracts related to the sale of automobiles and/or light trucks (collectively, "Automobiles"), which have been purchased by the Owner from NAFI.

         WHEREAS, Owner is engaged in the business of purchasing retail installment sales contracts related to the sale of Automobiles from automobile dealers and finance companies;

         WHEREAS, NAFI is engaged in the business of, among other things, making and extending credit on Automobiles, purchasing retail installment sales contracts from automobile dealers and servicing the contracts arising with respect thereto;

         WHEREAS, NAFI, as the "Seller," and the Owner, as the "Purchaser," have entered into that certain Contract Sale Agreement dated as of the date of this Servicing Agreement, pursuant to which NAFI has agreed to sell, and the Owner has agreed to purchase, "Eligible Program Contracts" purchased by NAFI from automobile dealers; and

         WHEREAS, the Owner desires to engage NAFI to provide certain collection and administration services with respect to the "Sold Program Contracts" purchased by the Owner from NAFI pursuant to said Contract Sale Agreement.

         NOW, THEREFORE, in consideration of the premises, the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound, mutually agree with each other as follows:


                                    ARTICLE I
                                   DEFINITIONS

1.1      DEFINITIONS.

         "ADVERSE CLAIM" means a claim of ownership or any lien, security interest, title retention, trust or other charge or encumbrance, either legal or in equity, or other type of preferential arrangement having the effect of a lien or security interest upon or with respect to the Sold Program Contracts or the Financed Vehicles other than in favor of the Owner with respect to the Sale Agreement.

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "AGREEMENT" means this Servicing Agreement, including any exhibits or schedules hereto and all amendments hereof and hereto.

         "AUTOMOBILE" means any new or used automobile or light-duty truck, the purchase of which an Obligor financed pursuant to a Contract.

         "BUSINESS COMBINATION" means any one or more of the following events or actions or any event or action with substantially similar effects:

                  (1) The sale, exchange, lease, transfer or other disposition to or with any Person and/or any of its Affiliates by the Servicer (in a single transaction or in a series of related transactions) of all or substantially all, or any substantial part, of its or their assets or businesses or a change in control of the Servicer;

                  (2) Any merger, consolidation or purchase and/or assumption ("P&A") of assets and/or liabilities of the Servicer into or with another Person and/or any of its Affiliates, where the Servicer is not the surviving entity in such merger or consolidation or a change in control of the Servicer; and

                  (3) The adoption of any plan or proposal of partial or complete liquidation, dissolution, spinoff, splitoff or splitup of the Servicer.

As used in this definition, a "series of related transactions" shall be deemed to include a series of transactions with the same Person considered together with all Affiliates of such Person.

         "BUSINESS DAY" means any day other than a Saturday or a Sunday, or another day on which banks in the States of Arkansas, Florida or Tennessee are required, or authorized by law, to close.

         "CERTIFICATE OF TITLE" means the actual motor vehicle title in question or the application therefor pending issuance of the actual title; alternatively, in those certain states whose law requires or contemplates that the original of the actual motor vehicle title be possessed by the Obligor, then, in lieu of the actual title, "Certificate of Title" shall mean such duplicate titles, certificates or other documents as are permitted, required and/or contemplated to be possessed by the secured party under such state's laws and/or procedures or applications therefor pending issuance of the appropriate document.

         "CLOSING DATE" means the first date on which the Owner shall purchase Sold Program Contracts from NAFI pursuant to the Sale Agreement.

         "COLLECTIONS ACCOUNT" means a separate interest-bearing account established in the name of the Owner at a federally-insured depository institution (the Lockbox Bank), into which shall be deposited all payments of principal and interest made by Obligors on the Contracts and all proceeds received with respect to the Financed Vehicles and other collateral securing the Contracts.

         "CONTRACT FILE" means, as to each Contract, (a) a copy of the executed original of the Contract, (b) the original credit application fully executed by each Obligor, (c) the credit information and reports relating to the Obligor (including verifications of income, employment and residence), (d) a copy of the original Certificate of Title (or application therefor), or other legal evidence of title, (e) evidence of the insurance policies required to be obtained by the Servicer from the Obligor pursuant to Section 6.6 of this Agreement, (f) all applicable service contracts and credit life or credit accident and disability insurance policies and agreements, (g) the odometer statement fully completed and signed or other evidence of mileage of the Financed Vehicle, (h) all applicable assignments relating to the Contract, and (i) any and all other documents and records that Servicer shall receive, create or keep on file or in computer media, in accordance with its customary procedures, relating to the origination, administration, collection and servicing of such Contract or the related Obligor or Financed Vehicle.

         "CONTRACTS" means Sold Program Contracts that are serviced by the Servicer pursuant to this Agreement.

         "DEALER" means a franchise automobile dealer, an independent automobile dealer described in the Sale Agreement, or an Affiliate of any such automobile dealer.

         "DEBOARD" means, whether with respect to an individual Contract, group of Contracts or all Contracts being serviced pursuant to this Agreement, deactivation of all electronic records related to such Contracts on the Servicer's System.

         "DEBOARDING DATE" means the date specified by the Owner in the Deboarding Notice, by which date all Contracts so designated by the Owner are to be Deboarded, or with respect to Contracts that are subject to a Total Reduction Event, the date on which such Contracts are required to be Deboarded pursuant to
Section 6.10(a) of this Agreement.

         "DEBOARDING NOTICE" means the written notice provided by the Owner to the Servicer stating that the Servicer must Deboard the Contracts so designated in the notice or in a schedule accompanying such notice.

         "DEBOARDING PROCESS" means the process defined in Section 6.10(b) of this Agreement.

         "DEBT" of a party means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments,
(c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases which have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (e) obligations secured by any lien or security interest granted by a party, even though such party has not assumed or become liable for the payment of such obligations, (f) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire or otherwise to ensure a creditor against loss in respect of indebtedness or obligations of others of the kinds referred to in clause (a) through (e) above, and (g) liabilities in respect of unfunded vested benefits under plans covered by the ERISA, as amended, and regulations promulgated thereunder.

         "DEFAULT RATIO" means, as of any date of determination and for any portfolio of Contracts for which such is being determined, a fraction (a) the numerator of which is equal to the aggregate unpaid principal balance of all Defaulted Contracts included in such portfolio, and (b) the denominator of which is equal to the aggregate original principal balance of all Contracts included in such portfolio.

         "DEFAULTED CONTRACT" means a Contract (i) for which all or any part of any Scheduled Payment is due and unpaid for one hundred twenty (120) days or more after the due date of such Scheduled Payment; (ii) for which, the Financed Vehicle securing such Contract is subject to surrender or repossession; (iii) which has been liquidated by Servicer through the sale of the Financed Vehicle;
(iv) the Obligor of which is in default of any of the contractual requirements (not including the installment payment requirements and obligations) of such Contract, including, but not limited to, the requirement to provide insurance to cover the Financed Vehicle; (v) neither the Obligor nor the Financed Vehicle can be located by the Servicer, after using reasonable efforts to learn the whereabouts of the Obligor and the Financed Vehicle; or (vi) the Obligor of which is known by Owner or Servicer to have died or is a party to a proceeding under any bankruptcy, insolvency or other debtor relief laws, other than as a creditor or claimant.

         "DEFICIENCY BALANCE RECEIVABLE" means a Contract for which the Servicer has determined a deficiency balance, or which is classified as a Deficiency Balance Receivable pursuant to the request of the Owner, and which shall be collected by the Servicer pursuant to Section 6.15 of this Agreement.

         "DELINQUENCY RATIO" means, as of any date of determination and for any portfolio of Contracts for which such is being determined, a fraction (a) the numerator of which is equal to the aggregate unpaid principal balance of all Contracts included in such portfolio, not including Defaulted Contracts, that involve a Delinquent Obligor, and (b) the denominator of which is equal to the aggregate unpaid principal balance of all Contracts, not including Defaulted Contracts, included in such portfolio.

         "DELINQUENT OBLIGOR" means with respect to any Contract, the Obligor of such Contract that is delinquent at least thirty-one (31) days with respect to any Scheduled Payment, or part thereof, such delinquency to be determined without giving effect to (i) any payments made other than by the Obligor or (ii) any grace period permitted by the related Contract.

         "ELECTRONIC CONTRACT INFORMATION" means, as to each Contract, the applicant information provided by the applicant and retained on electronic medium, all electronically transmitted documents and information provided by an applicant to a Dealer, all of which may be retained and transmitted by electronic means to Servicer, and the following information with respect to each such Contract: (a) the original Amount Financed, (b) the unpaid principal balance, (c) the amount of each monthly payment due from the Obligor, (d) the APR (calculated in accordance with the Contract), (e) the Contract's origination date, (f) the date on which in each month the Scheduled Payment is due, (g) the Contract's original term in months, (h) the next payment due date, (i) the number of days delinquent, if applicable, (j) the accrued and unpaid interest or finance charge of such Contract, (k) Dealer participation, if any, paid or to be paid to a Dealer, (l) the late payment fee and NSF fee applicable to such Contract, (m) the effective Buy Rate applicable to such Contract, (n) the credit quality and/or classification of such Contract, in accordance with NAFI's Contract Finance Program Guidelines as defined in the Sale Agreement, (o) the number of times the due date for any Scheduled Payment has been extended or deferred by the Servicer, (p) the delinquency history of the Contract, (q) the Servicer's collectors' comments relating to the Contract, (r) the collection status of the Contract, established by the Servicer in accordance with the terms of this Agreement, and (s) such other information as is generally maintained by the Servicer pursuant to its Servicing Policies and Procedures or as may be reasonably requested by Owner to be transmitted to Owner by Servicer with respect to each such Contract.

         "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

         "EVENTS OF DEFAULT" means any event set forth in Article X of this Servicing Agreement.

         "FINANCED VEHICLE" means, with respect to a Contract, the Automobile, together with all accessions thereto, securing the related Obligor's indebtedness under such Contract.

         "GOVERNMENTAL AUTHORITY" means the United States of America, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto.

         "INDEMNIFIED PERSONS" means any Person entitled to indemnification by NAFI or by Owner pursuant to this Servicing Agreement.

         "INITIAL PERIOD" has the meaning set forth in Section 11.1 of this Servicing Agreement.

         "INSURANCE POLICIES" means all comprehensive and collision, fire and theft insurance policies maintained by the Obligors with respect to the Financed Vehicles and any credit (including credit life and credit disability), warranty or similar insurance maintained by the Obligors and benefitting the holder of the Contracts.

         "INSURANCE PROCEEDS" means all amounts recovered pursuant to the Insurance Policies with respect to any Contract, all of which shall be promptly deposited by the Servicer into the Collections Account.

         "LAW" means with respect to any Person, property or matter, any judgment, order, decree, writ, injunction, award, statute, rule, law, regulation, published Government Authority or agency interpretation, ordinance, code or other requirements applicable to such Person, property or matter.

         "LIQUIDATION PROCEEDS" means net cash amounts recovered in connection with the liquidation of a Financed Vehicle after payment of the reasonable costs incurred in connection with the repossession, sale and liquidation of the Financed Vehicle, including, without limitation, taxes owed to state or other Governmental Authorities, repossession charges, transportation fees and charges, storage fees, refurbishing expenses and auction or sales fees.

         "LOCKBOX" means the lockbox established in the name of the Owner at the Lockbox Bank, at which Obligors will be instructed by the Servicer to deliver Scheduled Payments.

         "LOCKBOX BANK" means the federally-insured depository institution jointly determined by the Servicer and the Owner that will be responsible for receiving and processing Scheduled Payments delivered to the Lockbox and at which the Collections Account will be maintained.

         "LOSS RATIO" means, as of any date of determination and for any portfolio of Contracts for which such is being determined, a fraction (a) the numerator of which is equal to the aggregate unpaid principal balance of all Deficiency Balance Receivables included in such portfolio, and (b) the denominator of which is equal to the aggregate original principal balance of all Contracts included in such portfolio.

         "MATERIAL ADVERSE EFFECT" means, with respect to a Person or Contract, an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, business, or results of operations of such Person and its Subsidiaries, taken as a whole; (ii) the ability of such Person to perform its obligations under this Servicing Agreement or to consummate the other transactions contemplated hereby; or (iii) the value, enforceability or marketability of any Contract or any Financed Vehicle. The foregoing notwithstanding, "Material Adverse Effect" shall not be deemed to include the effect of compliance with the provisions of this Servicing Agreement on the results of operations of the parties hereto.

         "NONACCRUAL CONTRACT" means a Contract that for investor accounting purposes is no longer deemed to accrue interest or a finance charge. A Contract shall be classified as

"Nonaccrual" by the Servicer pursuant to the nonaccrual policy of the Owner, as such may be amended by the Owner from time to time.

         "OBLIGOR" means, with respect to any Contract, the Owner and co-purchaser or guarantor of the related Financed Vehicle or any other Person who owes or may be liable for payments under such Contract, whether as a guarantor, endorser or otherwise.

         "OFFICER'S CERTIFICATE" means, with respect to any Person, a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President, a Vice President, the Treasurer, the Secretary or any other duly authorized officer of such Person.

         "OWNER" means the Person identified on the first page of this Agreement as Owner of the Contracts to be serviced under this Servicing Agreement.

         "PERMIT" means any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets or business.

         "REPOSSESSION FEE" means with respect to any Contract and subject to all applicable Laws for the jurisdiction where such Contract is located, a fee payable to Servicer by Owner in the amount of Two Hundred Fifteen and 00/100 Dollars ($215.00) per successful repossession and liquidation of a Financed Vehicle.

         "SALE AGREEMENT" means the Contract Sale Agreement executed by NAFI, as "Seller," and Owner, as "Purchaser," of even date with this Agreement.

         "SCHEDULED PAYMENT" means with respect to any Contract, the amount indicated in such Contract as required to be paid by the Obligor during each calendar month by the due date specified in such Contract, after giving effect to any rescheduling or reduction of payments in any insolvency, bankruptcy or similar proceeding.

         "SCHEDULED TERMINATION DATE" means the date on which this Servicing Agreement is scheduled to terminate, as set forth in Section 11.1 of this Agreement.

         "SERVICER" means National Auto Finance Company, Inc., and its successors and assigns.

         "SERVICER'S SYSTEM" means the Servicer's proprietary computer loan servicing system, including, but not limited to, the hardware, software, the source code for the software and all field and layout descriptions.

         "SERVICING COMPENSATION" means the Servicing Fee, and the other amounts to which Servicer is entitled pursuant to Article VII of this Agreement.

         "SERVICING EXPENSES" means any and all expenses incurred by Servicer in performance of its obligations and duties pursuant to this Servicing Agreement and which are reimbursable by Owner pursuant to Section 7.1(d) of this Agreement.

         "SERVICING FEE" means with respect to each Contract that is not a Deficiency Balance Receivable, an amount equal to Eighteen and 85/100 Dollars ($18.85) per Contract per calendar month or part of a calendar month for which the Servicer shall provide services pursuant to this Agreement, payable monthly, as adjusted from time to time as set forth in Section 7.1 of this Agreement.

         "SERVICING POLICIES AND PROCEDURES" means the Servicer's existing standard servicing policies and procedures for nonprime automobile receivables, a copy of which has been previously provided to the Owner, together with the NAFI/Nuvell Credit Corporation Servicing Standards attached as Exhibit B to this Servicing Agreement. If and to the extent that the Servicer's existing standard servicing policies and procedures for nonprime automobile receivables conflict with or are inconsistent with the NAFI/Nuvell Credit Corporation Servicing Standards attached hereto as Exhibit B, then the NAFI/Nuvell Credit Corporation Servicing Standards shall prevail. The Servicer's Servicing Policies and Procedures may be amended by the Servicer from time to time as set forth in
Section 6.2(d) of this Agreement.

         "SOLD PROGRAM CONTRACT" means an "Eligible Program Contract," as defined in the Sale Agreement, sold by NAFI to Owner pursuant to the Sale Agreement.

         "SUBSIDIARY" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

         "TERM" means the term of this Servicing Agreement, as set forth in
Section 11.1 of this Servicing Agreement.

         "TOTAL REDUCTION EVENT" means, as to any Contract, the earlier of: (a) the date of payment or pre-payment in full by or on behalf of the related Obligor of the outstanding balance of the Contract, together with any unpaid finance charges and other amounts payable in respect thereof, or (b) the date on which the Servicer, in accordance with its Servicing Policies and Procedures, or the Owner determines that no further proceeds (including in connection with any litigation for a deficiency judgment) are expected to be received with respect to the Contract or that the Contract is uncollectible.

         "UCC" means the Uniform Commercial Code as in effect in the state where the Contract was originated.

         "VSI POLICY" means the Interstate Indemnity Company insurance policy, or any replacement policy, which has been purchased by the Servicer for the purpose of providing VSI insurance coverages for automobile receivables owned and/or serviced by the Servicer.

1.2      USAGE OF TERMS.

         With respect to all terms in this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to "writing" include printing, typing, lithography and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement; references to Persons include their permitted successors and assigns; and the term "including," means "including without limitation." All section and article references shall be to sections and articles in this Agreement. Any capitalized term herein that is not specifically defined herein shall have the meaning ascribed to it set forth in the Sale Agreement.


                                   ARTICLE II
                      CONDITIONS PRECEDENT TO EFFECTIVENESS
                             OF SERVICING AGREEMENT

2.1      CONDITIONS PRECEDENT TO OBLIGATIONS OF OWNER.

         The obligation of Owner to tender Sold Program Contracts to the Servicer pursuant to this Servicing Agreement is subject to the conditions precedent that Owner shall have satisfactorily completed its due diligence review of the Servicer and its operations and that Owner shall have received the following, in form and substance satisfactory to Owner, by the Closing Date, or such other date as may be specified for the receipt of such document or instrument by the Owner.

         (a) The articles of incorporation of the Servicer certified, as of a date no more than ten (10) days prior to the Closing Date, by the Secretary of State of Delaware;

         (b) A good standing certificate from the State of Delaware, dated no later than ten (10) days prior to the Closing Date, and within twenty (20) days after the Closing Date, from each state in which the Servicer is required to qualify to do business as a foreign corporation, each of which shall be dated no later than thirty (30) days prior to the actual delivery date;

         (c) A list of states in which the Servicer is qualified to engage in business and, if necessary, has obtained a collection agency license or like or similar license and a copy of each such collection agency license or other authority to transact such business;

         (d) A certificate of the Secretary or Assistant Secretary of the Servicer (on which certificate the Owner may conclusively rely until such time as it shall receive from the Servicer a revised certificate meeting the requirements of this subsection) certifying as of the Closing Date: (i) the names and true signatures of the officers authorized on its behalf to sign this Servicing Agreement, (ii) a copy of the Servicer's articles of incorporation and bylaws, and (iii) a copy of the resolutions of the board of directors of the Servicer approving this Agreement and the transactions contemplated hereby;

         (e) An Officer's Certificate in the form of Exhibit E attached to the Sale Agreement;

         (f) The favorable Opinion of Servicer's outside counsel satisfactory to Owner, in substantially the form of Exhibit F attached to the Sale Agreement;

         (g) The Servicer's Servicing Policies and Procedures;

         (h) A list and detailed description of material pending and threatened litigation to which the Servicer or any of its Affiliates or assets may be subject;

         (i) The financial statements of Servicer required to be delivered by the Servicer to the Owner pursuant to Section 3.1(a) of the Sale Agreement; and

         (j) Such other approvals, consents, opinions, documents and instruments, as Owner may reasonably request.

Upon the receipt by the Owner of the items referred to in Paragraphs (a) through
(j) of this Section 2.1, the Owner shall notify the Servicer in writing that the conditions precedent to the effectiveness of this Servicing Agreement have been satisfied and that this Servicing Agreement is effective as of the date and time specified in such notice.


                                   ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE SERVICER

3.1      GENERAL REPRESENTATIONS AND WARRANTIES OF SERVICER.

         The Servicer represents and warrants to Owner, as of the date hereof and as of each day that this Agreement is in effect, as follows:

          (a) The Servicer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business requires it to be so qualified and which failure to qualify could have a Material Adverse Effect on Servicer.

         (b) The Servicer has the power and authority to execute and deliver this Servicing Agreement and to perform the transactions contemplated hereby.

         (c) The execution, delivery and performance by the Servicer of this Servicing Agreement and the transactions contemplated hereby, (i) have been duly authorized by all necessary action on the part of the Servicer, (ii) do not contravene or cause the Servicer to be in default under (A) the Servicer's articles of incorporation or bylaws, (B) any contractual restriction with respect to any Debt of the Servicer or contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note or other agreement or instrument binding on or affecting the Servicer or its property, or
(C) any law, rule, regulation, order, writ, judgment, award, injunction or decree applicable to, binding on or affecting the Servicer or its property, and
(iii) do not result in or require the creation of any Adverse Claim.

         (d) This Servicing Agreement has been duly executed and delivered by the Servicer.

         (e) No consent of, or other action by, and no notice to or filing with, any Governmental Authority or any other party is required for the due execution, delivery and performance by the Servicer of this Servicing Agreement or for the perfection of or the exercise by Owner of any of its rights or remedies hereunder, each of which has been obtained and complete copies of which have been provided to Owner.

         (f) This Servicing Agreement constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance.

         (g) To the best knowledge of Servicer, there is no pending or threatened action, suit or proceeding against or affecting the Servicer, its Affiliates, its officers or the property of the Servicer in any court or tribunal, or before any arbitrator of any kind or before or by any Governmental Authority (i) asserting the invalidity of this Servicing Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated hereby,
(iii) seeking any determination or ruling that might materially and adversely affect (A) the performance of this Servicing Agreement, or (B) the validity or enforceability of this Servicing Agreement.

         (h) No injunction, writ, restraining order or other order of any material nature adverse to the Servicer or the conduct of its business or which is inconsistent with the due performance by the Servicer of its duties, responsibilities and obligations contemplated by this Servicing Agreement has been issued by a Governmental Authority.

         (i) No defaulted Debt exists under any instrument or agreement evidencing, securing or providing for the issuance of Debt of the Servicer.

         (j) The Servicer is solvent and will not become insolvent after giving effect to the transactions contemplated by this Servicing Agreement; the Servicer is paying its debts as they mature; the Servicer has not incurred debts beyond its ability to pay as they mature; and the

Servicer, after giving effect to the transactions contemplated by this Servicing Agreement, will have adequate assets to conduct its business in the foreseeable future.

         (k) The Servicer has and maintains all permits, licenses, authorizations, registrations, approvals and consents of Governmental Authorities (including, without limitation, collection agency licenses, if any) necessary for (i) the activities and business of the Servicer as currently conducted and as proposed to be conducted, (ii) the ownership, use, operation and maintenance of its properties, facilities and assets and (iii) the performance by the Servicer of its duties, responsibilities and obligations under this Servicing Agreement.

         (l) The Servicer has filed on a timely basis all tax returns (federal, state, and local) required to be filed and has paid or made adequate provisions for the payment of all taxes, assessments and other governmental charges due from the Servicer.

         (m) To the best knowledge of Servicer, each pension plan or profit sharing plan to which the Servicer is a party has been fully funded in accordance with the obligations of the Servicer set forth in such plan.

         (n) With respect to the Servicer, there has not occurred any event which has or is reasonably likely to have a Material Adverse Effect on its ability to perform its obligations under this Servicing Agreement.

         (o) The financial statements of the Servicer delivered to the Owner pursuant to Section 2.1(i) of this Agreement fairly present the consolidated financial condition, business and operations of the Servicer as of the dates indicated in such financial statements and the consolidated results of operations of the Servicer for the periods ended on such dates all in accordance with generally accepted accounting principles consistently applied, and since September 30, 1999, there has not occurred any material adverse change in any such condition.

         (p) All information heretofore or hereafter furnished with respect to the Servicer to Owner in connection with any matter contemplated by this Agreement is and will be true and complete in all material respects and does not and will not omit to state a material fact necessary to make the statements contained therein not misleading.


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF OWNER

4.1      GENERAL REPRESENTATIONS AND WARRANTIES OF OWNER.

         Owner represents and warrants to the Servicer as of the date hereof and as of each day that this Agreement is in effect, as follows:

         (a) The Owner is a corporation duly organized, validly existing and in good standing under the laws of Delaware, is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business requires it to be so qualified and which failure to qualify could have a Material Adverse Effect on Owner.

         (b) The Owner has the power and authority to execute and deliver this Servicing Agreement and to perform the transactions contemplated hereby.

         (c) The execution, delivery and performance by the Owner of this Servicing Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Owner, and this Servicing Agreement has been duly executed and delivered by the Owner.

         (d) No consent of, or other action by, and no notice to or filing with, any Governmental Authority or any other party is required for the due execution, delivery and performance by the Owner of this Servicing Agreement or for the perfection of or the exercise by Servicer of any of its rights or remedies hereunder, each of which has been obtained and complete copies of which have been provided to Servicer.

         (e) This Servicing Agreement constitutes the legal, valid and binding obligation of the Owner enforceable against the Owner in accordance with its terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of rules of equity, including those respecting the availability of specific performance.

         (f) The execution, delivery and performance of this Servicing Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of or constitute (with or without notice or lapse of time) a default under the articles of incorporation or bylaws of Owner, or conflict with or resulting in a breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement, mortgage, deed of trust or other instrument to which Owner is a party or by which Owner is bound or to which any of its properties are subject, or result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, or constitute a violation of any law, order, rule or regulation applicable to Owner or its properties of any Governmental Authority having jurisdiction over Owner or any of its properties.

         (g) There are no proceedings or investigations pending, or, to Owner's knowledge, threatened, before any Governmental Authority having jurisdiction over Owner or any of its properties: (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seeking any determination or ruling that might materially and adversely affect the performance by Owner of its obligations under, or the validity or enforceability of, this Agreement.

                                    ARTICLE V
                    BREACH OF REPRESENTATIONS AND WARRANTIES

SECTION 5.1       BREACH OF REPRESENTATIONS AND WARRANTIES.

         It is understood and agreed that the representations and warranties set forth in Article III and Article IV shall last until such time as this Servicing Agreement is terminated. Upon discovery by Servicer or Owner, as the case may be, of a breach of any of the foregoing representations or warranties, the Person discovering such breach shall give prompt written notice to the other party. The breaching party shall cure such breach in all material respects within the time required by Section 10.1 of this Servicing Agreement, or with the prior written consent of an officer of the non-breaching party, such longer period as is specified in such consent.


                                   ARTICLE VI
                    ADMINISTRATION AND SERVICING OF CONTRACTS

SECTION 6.1       SERVICER'S EXCLUSIVE RIGHT TO ADMINISTER AND SERVICE
                  CONTRACTS.

         Owner grants unto Servicer, pursuant to the terms and provisions of and for the Term of this Servicing Agreement, the exclusive right to administer and service all Sold Program Contracts for which the Servicer is qualified to provide all of the services described in this Servicing Agreement and the servicing of which by the Servicer will not result in any breach by the Servicer of any covenant, obligation, representation or warranty set forth in this Servicing Agreement.

SECTION 6.2       GENERAL DUTIES OF SERVICER.

         (a) Servicer shall service, administer and make collections on the Contracts in accordance with all applicable Laws, with the applicable provisions of the applicable Contracts and with reasonable care, using that degree of skill and attention customary and usual for institutions which service nonprime Automobile receivables similar to the Contracts and that Servicer exercises with respect to similar Automobile receivables that it services for itself or others.

         (b) Servicer's duties shall include collection and posting of all payments, responding to inquiries of Obligors or of Governmental Authorities with respect to such Contracts, contacting Delinquent Obligors, sending payment statements to Obligors, accounting for collections, and furnishing monthly and annual statements to Owner in a mutually acceptable format with respect to Contracts. Without limiting the generality of the foregoing, and subject to the servicing standards set forth in this Servicing Agreement, Servicer is authorized and empowered by Owner to execute and deliver any and all instruments of satisfaction or cancellation, or partial or full release or discharge, and all other comparable instruments with respect to such Contracts or to the Financed Vehicles securing such Contracts and/or the Certificates of Title with respect to such

Financed Vehicles. If Servicer shall commence a legal proceeding in its own name to enforce a Contract, which Servicer shall do only with the prior consent of Owner, Owner shall thereupon be deemed to have automatically assigned, solely for the purpose of collection, such Contract to Servicer. Servicer shall prepare and furnish, and Owner shall execute, any powers of attorney and other documents reasonably necessary or appropriate to enable Servicer to carry out its servicing and administrative duties hereunder.

         (c) Servicer may retain third parties, including agents and independent contractors, pursuant to its Servicing Policies and Procedures to perform certain of its duties and services under this Servicing Agreement without prior written notice to Owner.

         (d) The Servicer may, upon giving reasonable prior notice to the Owner, at its discretion, change its Servicing Policies and Procedures, not including the NAFI/Nuvell Credit Corporation Servicing Standards attached hereto as Exhibit B, which may be amended only upon agreement of both the Servicer and the Owner; provided, however, any material amendment or change by the Servicer of its Servicing Policies and Procedures with respect to the Contracts shall be made only with the prior written consent of the Owner.

SECTION 6.3 COLLECTION AND ALLOCATION OF CONTRACT PAYMENTS, INSURANCE PROCEEDS AND LIQUIDATION PROCEEDS.

         (a) Consistent with the terms of this Servicing Agreement, Servicer shall make reasonable efforts to timely collect all payments lawfully called for under the terms and provisions of the Contracts as and when the same shall become due, and shall follow such collection procedures as it follows with respect to all comparable Automobile receivables that it services for itself. Servicer, at its expense, shall notify each Obligor to make payments either in person to the Servicer or by mail or other appropriate means to the Lockbox. All payments received at the Lockbox shall be processed by the Lockbox Bank and deposited in the Collections Account, unless a payment cannot be processed because of a stop processing instruction given to the Lockbox Bank by the Servicer, pursuant to is Servicing Policies and Procedures, or the Lockbox Bank is unable to identify the account for which the payment was made. If the Servicer receives any payment for a Contract directly, or when the Servicer receives any Insurance Proceeds or Liquidation Proceeds, the Servicer shall promptly, no later than one (1) Business Day after receipt thereof, deposit such amounts into the Collections Account, and at all times the Servicer shall hold such payments and proceeds in trust for the benefit of Owner, segregated from the assets of Servicer. Servicer shall allocate Scheduled Payments, Insurance Proceeds, Liquidation Proceeds and other collections with respect to the Contracts between principal and interest in accordance with the terms of the related Contracts and applicable Law.

         (b) Except as otherwise provided in this Servicing Agreement, Servicer may grant due date extensions or payment deferments to an Obligor only in accordance with its Servicing Policies and Procedures.

         (c) The Servicer shall determine when a Contract has been paid in full, and the Servicer shall notify the Owner of all such determinations in the monthly reports provided by the Servicer to the Owner pursuant to Section 6.7 of this Servicing Agreement. If the Servicer requires possession of the original of the Contract or the Certificate of Title in order to perform its duties and obligations hereunder, prior to taking possession of such documents, the Servicer will deliver to the Owner a trust receipt in a form approved by the Owner. The Servicer agrees to promptly return any such documents, possession of which the Servicer has taken in accordance with this Section 6.3(c), after its need for possession thereof ceases.

         (d) The Servicer will refund to Obligors any overpayments of which the Servicer is aware. All dishonored checks written by Obligors will be charged to the Collections Account. Reconciliations for checks dishonored during a calendar month will appear in the reports delivered by the Servicer to the Owner for such calendar month. Whenever the Servicer receives an unidentified check or unidentified remittance which the Servicer believes may relate to a Contract, the Servicer will deposit the remittance in the Collections Account, and for a period of thirty (30) days thereafter will use reasonable efforts to ascertain the proper allocation of the amount. At the end of the 30-day period, the Servicer shall request reimbursement of such amount from the Owner and shall issue a refund check to the payor, or if such is not possible, the Servicer will hold and maintain the reimbursement received from the Owner in accordance with applicable escheat laws, if any such laws apply.

         (e) When an Obligor no longer has a legal interest in the Financed Vehicle, and when an extended warranty contract, credit life or disability policy or other service payable in a lump sum premium was financed, the Servicer will apply for a refund of the premium in accordance with the terms of the agreement for the given service. The Owner will provide the Servicer such authorizations as may be required to perform such function. Any amounts received by the Servicer shall be held in trust by the Servicer for the benefit of the Owner and shall be deposited into the Collections Account within one (1) Business Day after receipt by the Servicer and credited as proceeds on the appropriate Contract.

SECTION 6.4       CERTIFICATES OF TITLE.

         (a) If the Servicer learns that a Contract has no evidence of an original Certificate of Title, the Servicer shall notify the Owner in writing and use reasonable efforts to follow up with the applicable Governmental Authority to obtain receipt of such Certificate of Title. These efforts may require that the Servicer reconstruct the chain of title in appropriate cases. Upon receipt of any original Certificate of Title, the Servicer shall promptly verify that the information contained on the Certificate of Title is correct, that the appropriate Person is named as the lienholder and owner, as applicable, of the Financed Vehicle covered thereby, and shall arrange for the immediate delivery of the Certificate of Title to the Owner, at such address and to such person's attention as designated by the Owner in writing to the Servicer. The Servicer shall provide periodic reports, in such form as it may reasonably select, to the Owner as to the status of the Servicer's efforts under this
Section 6.4(a).

         (b) The Servicer will, on behalf of the Owner, retitle a Financed Vehicle which has been permanently moved or transported to a different state.

         (c) The Servicer will request the Owner to deliver to the Servicer the Certificate of Title for a Financed Vehicle for which the Servicer intends to release the lien thereon pursuant to Section 6.8 of this Agreement. The Servicer shall be responsible for delivering the Certificate of Title to the appropriate Person to accomplish the release of lien. At all times that a Certificate of Title is in the possession of the Servicer, it shall be held in trust by the Servicer for the benefit of the Owner.

SECTION 6.5       REALIZATION UPON DEFAULTED CONTRACTS.

         (a) Servicer shall use all commercially reasonable efforts consistent with the servicing procedures set forth herein, to lawfully repossess or otherwise convert the ownership of the Financed Vehicle securing any Contract as to which Servicer shall have determined eventual payment in full is unlikely, and where permitted by the express terms of the Contract and applicable Law. Servicer shall commence efforts to repossess or otherwise convert the ownership of a Financed Vehicle for any Defaulted Contract as determined by Servicer's reasonable judgment after considering the current status of such Contract; provided, however, that Servicer may elect not to commence such efforts within such time period if, in good faith and reasonable judgment, it determines either that such action would violate the terms of the related Contract, it would be impracticable to do so or that the proceeds ultimately recoverable with respect to such Contract would be increased by forbearance, in which case, such Contract shall constitute a Defaulted Contract.

         (b) Servicer shall use all commercially reasonable efforts to timely make all collections on Contracts, which may include reasonable efforts consistent with the terms hereof and applicable Law to recover under any recourse provisions from Dealers, originators or transferors, and selling the Financed Vehicle at public or private sale. If Servicer determines in its reasonable judgment that it should retain the services of an attorney to exercise Owner's rights pursuant to such recourse provisions by commencing litigation or taking such other action, Servicer shall so advise Owner in writing of such recommended course of action, and if such recommended course of action is agreed to by Owner, Owner will pay all reasonable attorney's fees, court costs and related litigation expenses relating to such proceeding or action. Upon obtaining such approval from the Owner, Servicer will select the attorney(s) to commence litigation and/or take such other action necessary or appropriate to protect the interests of Owner. Servicer shall sell all repossessed Financed Vehicles at auction, unless it determines in its good faith and reasonable judgment either that it would be impractical to do so or that the proceeds ultimately recoverable with respect to such Contracts would be increased by an alternative sale procedure. The foregoing shall be subject to the provision that, in any case in which the Financed Vehicle shall have suffered damage, Servicer shall not expend funds in connection with the repair or the repossession of such Financed Vehicle unless it shall determine in its good faith and reasonable discretion that such repair and/or repossession will increase the net proceeds ultimately recoverable with respect to such Contracts by an amount greater than the amount of such expenses. All amounts received upon sale of a Financed Vehicle shall be remitted directly by Servicer to the Collections Account within one (1) Business Day after receipt by the Servicer.

         (c) If Servicer receives a notice that an Obligor has died or has filed for relief under the United States Bankruptcy Code, Servicer shall notify Owner of the death or file a proof of claim and notify Owner of the bankruptcy filing. In the event that activities outside the scope of routine consumer bankruptcy proceedings, and follow-up are necessary, Owner may, at its option, instruct Servicer to retain counsel to represent Owner and Servicer in the Obligor's bankruptcy at the expense of Owner. If Owner determines that Servicer should retain the services of an attorney to represent the interests of the Owner, Servicer will select the attorney, and Owner will pay all reasonable attorney's fees and costs, including all filing fees, relating to such proceeding.

SECTION 6.6       PHYSICAL DAMAGE INSURANCE; OTHER INSURANCE.

         If proper insurance verification forms are not contained in a Contract File, the Servicer will, for a period of ninety (90) days after making such determination, take all reasonable steps to obtain a copy of the required Insurance Policy. If evidence of the required Insurance Policy is not obtained within this ninety (90)-day period, the Servicer will notify the Owner of this deficiency in the monthly reports provided by the Servicer to the Owner. Upon the Servicer's learning of any cancellation or reduction of insurance, the Servicer will send a written notice to the Obligor in an attempt to secure or verify the proper Insurance Policy. If the Servicer is unable to verify that the Obligor has in place the proper Insurance Policy within the time required by the Servicer's Servicing Policies and Procedures, then the Servicer may proceed to repossess the Financed Vehicle.

SECTION 6.7       SERVICER'S RECORDKEEPING AND REPORTING REQUIREMENTS.

         (a) Servicer shall maintain borrower and investor accounting records for each Contract, which records shall be updated at least every Business Day, which records shall include the original principal balance of the Contract, the amount of the original purchase discount, acquisition fee or purchase premium applicable to the purchase of the Contract by the Owner, the amount of dealer reserve, participation and/or dealer finance income paid or to be paid to a dealer with respect to the Contract, the amount of dealer reserve, participation and/or dealer finance income to be refunded by a dealer to the Owner with respect to the Contract, the amount of each payment and other proceeds applied to either principal, interest, the finance charge or other charges with respect to the Contract, the date of receipt of each payment and other proceeds, the interest rate or periodic finance charge applicable to the Contract, the amount of interest or finance charge that has been accrued on the Contract but not paid by the Obligor, the amount of unearned interest or finance charge applicable to the Contract, the current outstanding principal balance (for both borrower purposes and investor accounting purposes), the amount of purchase discount and acquisition fee accretion and purchase premium amortization applicable to the Contract, and such other Electronic Contract Information required to be maintained by the Servicer. Servicer's obligation to perform its servicing duties and maintain accurate records hereunder is subject to and limited by the accuracy, completeness and availability of the information Servicer receives initially and from time to time from Owner.

         (b) The Servicer shall provide to Owner, within the time requested by Owner, monthly, quarterly and/or annual reports with respect to the Contracts, the Financed Vehicles and the cash accounts maintained by the Servicer with respect to the Contracts and the Financed Vehicles, which shall include a general Servicer's report, a bank reconciliation report for each cash account maintained by the Servicer, a trial balance (for both borrower purposes and investor accounting purposes), a delinquency report, a repossession report, a legal and bankruptcy report, a Contract payoff report, a Contract charge-off report, a Defaulted Contract report, a Nonaccrual Contract report, an interest earned past stop accrual report, a Contracts boarded by Servicer report, a Contracts Deboarded by Servicer report, a Deficiency Balance Contracts collection report, a Contract File exception report, a Contracts by state report, an income by state report, and such other reports generally produced by the Servicer for itself for similar type motor vehicle receivables owned or serviced by the Servicer. All reports setting forth income, expense and outstanding balance data with respect to the Contracts and the Financed Vehicles shall be prepared in accordance with Generally Accepted Accounting Principles, unless otherwise agreed by Owner.

         (c) In addition to the reports required to be provided pursuant to subsections (a) and (b) above, Servicer will provide to Owner such monthly, quarterly and annual reports and information as Owner may reasonably request and which Servicer is reasonably capable of providing, which reports shall be in a mutually agreeable format. At the request of Owner, Servicer will provide a copy of any report which Servicer receives from any outside service vendor for which Servicer is not required to pay a fee.

SECTION 6.8       ADDITIONAL COVENANTS OF SERVICER.

         Servicer shall not release the Financed Vehicle securing a Contract from the security interest granted by such Contract in whole or in part except in the event of payment in full by the Obligor thereunder or repossession, nor shall Servicer take any action to impair the rights of Owner in such Contracts; provided however, Servicer may release Owner's security interest in such Financed Vehicle in its reasonable judgment if the balance owing on such Contract is One Hundred and 00/100 Dollars ($100.00) or less.

SECTION 6.9       PURCHASE OF CONTRACTS UPON BREACH.

         Servicer or Owner shall inform the other party, in writing, upon the discovery of any breach of this Article VI; provided, however, that the failure to give such notice shall not affect any obligation of either party hereunder. In the event of a breach by Servicer and unless such breach shall have been cured by the last day of the calendar month following the month in which such breach was discovered, Servicer shall purchase any Contract materially and adversely affected by such breach or any Contract relating to a breach the nature of which materially and adversely affects the interest of Owner in such Contract. In consideration of the purchase of such Contract, Servicer shall remit to Owner the amount for such Contract which, under the terms of such Contract, would be required by the Obligor to prepay in full such Contract, including the total principal balance and interest up to, but excluding, the date of purchase. The sole and exclusive remedy of Owner with respect to a breach of this Article shall be to require Servicer to purchase Contracts pursuant to this Section; provided, however, that Servicer shall indemnify Owner against all costs, expenses, losses, damages, claims and liabilities, including reasonable fees and expenses of counsel, which may be asserted against or incurred by Owner as a result of third-party claims arising out of the events or facts giving rise to such breach.

SECTION 6.10      DEBOARDING OF CONTRACTS.

         (a) The Servicer shall Deboard any Contract that becomes subject to a Total Reduction Event within thirty (30) days after the end of the calendar month in which the Total Reduction Event occurs. In addition, the Owner may deliver to the Servicer, not less than fifteen (15) days' prior to the requested Deboarding Date, a Deboarding Notice requesting that the Servicer Deboard any or all Deficiency Balance Receivables being serviced hereunder. In such event, the Owner shall provide to the Servicer with the Deboarding Notice a schedule of the Deficiency Balance Receivables it desires to be Deboarded.

         (b) Except as otherwise provided in this Section 6.10, upon receipt of a Deboarding Notice, the Servicer shall take the steps necessary to transfer to the Owner (or such other Person in accordance with the Owner's written instructions) the serviced property related to each Contract identified on the Deboarding Notice by the Deboarding Date, including the electronic records (Electronic Contract Information) in such electronic form as may be reasonably provided by the Servicer, and all money collected and held by the Servicer. The Servicer shall continue to provide the services contemplated by this Agreement up to the Deboarding Date on all such Contracts to be Deboarded. The Servicer may, at its option, after completion of the Deboarding Process, retain the electronic records related to such Contracts on the Servicer's System. Any documents or moneys received by the Servicer on or after the Deboarding Date shall be mailed (or, if so requested by the Owner, wire-transferred) to the Owner within two (2) Business Days after receipt. The Servicer shall have no obligation, on or after the Deboarding Date, to provide the services described in this Article VI with respect to any Contract for which the Deboarding Process has been completed, except as specifically set forth in Sections 6.9 and 6.11 of this Agreement. In connection with any Deboarding of all Contracts pursuant to this Section 6.10, the Servicer shall comply with Section 11.2 of this Agreement.

SECTION 6.11      ACCESS TO CERTAIN DOCUMENTATION AND INFORMATION REGARDING
                  CONTRACTS.

         Servicer and Owner, and their respective representatives, shall be permitted, following reasonable notice to the other and during regular business hours, to inspect, audit and make copies of and abstracts from the other's records regarding any Contracts or related Obligors.

SECTION 6.12      RIGHT OF OWNER TO AUDIT SERVICER'S OPERATION.

         Upon receipt of seven (7) days prior written notice, Servicer shall permit Owner to audit Servicer's operations at Servicer's location. Such audit shall be limited to a review of those items that relate to this Servicing Agreement. Such audit shall be during Servicer's normal business hours. All of Owner's costs for such audit shall be borne by Owner, unless the results of such audit shall indicate that a Servicer Default has occurred, which at the time of such audit was known by the Servicer and with respect to which the Owner has not received notice, in which event the Servicer shall pay the Owner's costs of such audit. In lieu of an audit at the Servicer's location, Owner may, from time to time, request that information, documents or records required pursuant to such audit be sent to Owner.

SECTION 6.13 CRIME INSURANCE; CONTINGENT DISASTER RELIEF PROTECTION; ERRORS AND OMISSIONS INSURANCE.

         (a) Servicer shall maintain, at its own expense, a crime insurance policy or a bond with responsible companies on all officers, employees or other Persons acting on behalf of Servicer in any capacity with regard to the Contracts to handle funds, money, documents and papers relating to the Contracts. Any such insurance shall protect and insure Servicer against losses for dishonest acts of such Persons and shall be maintained in a form that would meet the requirements of prudent institutional servicers of Automobile receivables similar to the Contracts and in an amount of not less than Twenty-Five Thousand Dollars ($25,000) per occurrence. In addition, the Servicer will maintain at all times during the Term of this Agreement errors and omissions insurance in a reasonable amount, as determined jointly by the Servicer and the Owner. The Servicer shall provide the Owner, within ten (10) days after receipt of a written request from the Owner, a certificate of insurance reflecting the amount of coverages, deductible amounts and expiration dates of the policies providing the aforementioned coverages. No provision of this Section 6.13 requiring such insurance shall diminish or relieve Servicer from its duties and obligations as set forth in this Servicing Agreement.

         (b) Servicer shall maintain, at its own expense, a computer disaster recovery plan and computer disaster recovery procedures in forms consistent with industry standards of prudent institutional receivables servicers. No provision of this Section 6.13(b) requiring such a plan and such procedures shall diminish or relieve Servicer from its duties and obligations as set forth in this Servicing Agreement. Upon written request, Servicer shall cause to be delivered to Owner a certification as to the existence of such a plan and such procedures.


         (c) Servicer shall maintain, at its own expense, backup data tapes of all Electronic Contract Information, and Servicer shall deliver to the Owner within two (2) Business Days after the end of each calendar month a backup data tape containing all Electronic Contract Information for the Contracts as of the last day of such month.

SECTION 6.14      POSSESSION OF CONTRACT FILES.

         Owner shall, upon the execution and delivery of this Servicing Agreement, authorize the delivery to Servicer the original of the documents in each Contract File, not including the original Certificate of Title or the original retail installment sales contract, which will be held by the Owner. Servicer shall hold the contents of each Contract File in trust for the benefit of Owner. Servicer's possession of the Contract Files is for the sole purpose of servicing the related Contracts. In the event of termination of this Agreement, Servicer shall promptly return all Contract Files to Owner, or to such other Person as Owner may direct, as soon as is practicable after such termination.

6.15     COLLECTION OF DEFICIENCY BALANCE RECEIVABLES.

         Upon liquidation of a Financed Vehicle, the Servicer will calculate the Obligor's deficiency balance in accordance with the Contract and applicable Law, taking into consideration all Liquidation Proceeds and Insurance Proceeds received by the Servicer. Any such Deficiency Balance Receivable collected by the Servicer shall be deposited in the Collections Account within one (1) Business Day after received by the Servicer. The Servicer shall have the power and authority to take all reasonable and customary steps necessary to collect a Deficiency Balance Receivable (in conformity, at all times, with all applicable
Laws) and to do all things that the Owner could do to collect such amounts, including, with the prior written consent of the Owner, the initiation of legal proceedings against the Obligor.


                                   ARTICLE VII
                      FEES AND EXPENSES PAYABLE TO SERVICER

7.1      SERVICING COMPENSATION AND SERVICING EXPENSES.

         (a) As compensation for its services hereunder, Servicer shall be entitled to charge Owner once each calendar month a Servicing Fee as of the last day of each calendar month.

         (b) With respect to any Deficiency Balance Receivable, in lieu of the Servicing Fee set forth in subparagraph (a) above, the Servicer shall receive a Deficiency Balance Receivable collection fee equal to One Third (1/3) of the net amount collected by the Servicer with respect to such Deficiency Balance Receivable (gross amount collected less reasonable out-of-pocket expenses incurred by the Servicer in connection with the collection of the Deficiency Balance Receivable).

         (c) In addition, Servicer shall be entitled to receive and retain for its own account, late charges, deferment/extension fees, assignment/transfer or assumption fees, insufficient funds check charges (to the extent permitted by the Contract and applicable state law and to the extent not charged by and payable to other Persons), amortization schedule fees and optional insurance with respect to Contracts. In addition, Servicer shall be entitled to a fee of Thirty-Five Dollars ($35.00) for each proof of claim prepared and filed by the Servicer on behalf of the Owner with respect to a Contract subject to a claim in bankruptcy, and Servicer shall be entitled to a fee of Five Dollars ($5.00) for each Contract, not including any Deficiency Balance Receivable, for which the Deboarding Process has been completed in accordance with Section 6.10(b), unless the Deboarding Process is required because of a Servicer Event of Default, in which event the Servicer shall not be entitled to receive such fee for any of the Contracts Deboarded by the Servicer (the fees payable to the Servicer pursuant to Sections 7.1(b) and (c) together with the Servicing Fee are hereinafter referred to as the "Servicing Compensation"). Servicer shall be required to pay all expenses incurred by Servicer hereunder and shall not be entitled to reimbursement therefor, except as expressly provided herein.

         (d) Without limiting the generality of the foregoing, Servicer shall be entitled to be reimbursed from the Owner for certain Servicing Expenses, consisting of reasonable fees and expenses of third parties incurred by Servicer for (i) fees and expenses related to financing statements, continuation statements and other documents and instruments necessary to maintain the perfection and priority of the lien on a Financed Vehicle, (ii) the reasonable fees and charges of legal counsel not salaried employees of Servicer, a subservicer, or any Affiliate of either and others who shall have been retained by Servicer subject to the limitations provided herein and in accordance with the servicing standards set forth herein in connection with the enforcement, collection, and foreclosure, of the related Contracts, (iii) fees and expenses (including reasonable legal fees and expenses) incurred in prosecuting and defending any litigation or adverse claims against such assets, to the extent Servicer determines in its reasonable judgment that such advances will be recoverable, and (iv) certain other third party fees and expenses described in Exhibit A attached hereto.

         (e) Owner shall be required to pay a Repossession Fee and all reasonable third party expenses incurred by Servicer in connection with the repossession and disposition of a Financed Vehicle.

         (f) As soon as practicable after the last day of each calendar month, Servicer shall tender to Owner an invoice for all Servicer Compensation computed as of the last day of such month, plus any and all Servicing Expenses incurred by or invoiced to Servicer during such calendar month, all of which shall be due and payable by Owner within ten (10) days after receipt. Owner shall remit payment of such invoice by electronic funds transfer to a depository account(s) designated by Servicer.

                                  ARTICLE VIII
                                      OWNER

SECTION 8.1       LIABILITY OF OWNER.

         Owner shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Servicing Agreement.

SECTION 8.2       INDEMNIFICATION OF OWNER.

         Servicer shall indemnify and hold harmless Owner and its respective directors, officers, employees, agents, representatives and controlling Persons (collectively, the "Indemnified Persons") with respect to, and from and against, any and all claims, demands, actions, losses, damages, penalties, fines, forfeitures, (including reasonable legal fees and charges), judgments, arbitral awards and any other costs, fees, charges and expenses that Owner and the Indemnified Persons may sustain in connection with any investigations, proceedings or actions or that are in any way related to or arise out of the Servicer's failure to perform its duties hereunder or service the Contracts in compliance with the terms of this Servicing Agreement. Servicer shall immediately notify Owner if a claim, demand or action (each a "Claim") is made, asserted or threatened by a third party with respect to this Servicing Agreement or any Contract, and to the extent such Claim relates to allegations which, if true, would involve or would have arisen because of a failure of the Servicer to perform its duties hereunder or service the Contracts in compliance with the terms of this Servicing Agreement, Servicer shall assume (with the prior written consent of Owner) the defense of any such Claim and pay (without reimbursement hereunder) all charges, fees and expenses in connection therewith, including reasonable counsel fees and charges, as incurred, and promptly pay, discharge and satisfy any judgment, decree, awards, damages, penalties, fines, forfeitures, and costs (including legal fees and charges) which may be entered against Servicer or Owner in respect of such Claim. Servicer will not compromise or settle any matters described in this Section 8.2 without the prior written consent of Owner; provided, however, such consent is not required as long as all other Indemnified Persons are released and held harmless with respect to all matters by all Persons having any interest in such matters. Servicer may, in its sole discretion, select counsel in defense of such claim which is reasonably acceptable to Owner.


                                   ARTICLE IX
                                    SERVICER

SECTION 9.1       LIMITATION ON LIABILITY OF SERVICER AND OTHERS.

         Neither Servicer nor any of its directors, officers, employees, agents or representatives shall be under any liability to the Owner or any third parties for any action taken or not taken in good faith pursuant to this Servicing Agreement; provided, however, this provision shall not protect Servicer or any other such Person against any breach of warranties or representations made herein, or against any specific liability imposed pursuant hereto, or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or by reason of reckless disregard of obligations or duties hereunder. Owner, Servicer and any director, officer, employee or agent of Owner or Servicer, may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder. Servicer shall not be under any obligation to appear in, prosecute or defend any action, claim or other proceeding (other than customary collection activities with respect to Defaulted Contracts) that in the Servicer's opinion may involve expense or liability to the Servicer.

SECTION 9.2       MERGER OR CONSOLIDATION OF SERVICER.

         (a) Servicer will keep and maintain in full force and effect (i) its existence, rights and franchises as a corporation, (ii) its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Servicing Agreement, the Contracts or the Contract Files,
(iii) all its Permits necessary to its services as Servicer hereunder, and (iv) otherwise conduct its business so as to maintain as true and correct all of the Servicer's representations, warranties and covenants hereunder.

         (b) Any Person resulting from any Business Combination where the Servicer is a party, or any Person succeeding to the business of the Servicer, shall be the successor of the Servicer hereunder and succeed to all of the Servicer's duties, obligations and liabilities hereunder, subject to the Owner's prior written consent, which consent shall not be unreasonably withheld; provided, however, that the proposed successor or surviving Person to the Servicer must, prior to the closing of any such Business Combination, deliver an Officers' Certificate and other appropriate instruments in form and substance acceptable to the Owner (i) establishing to the Owner's satisfaction the qualification of the successor or surviving Person and making all the representations and warranties of the Servicer, (ii) expressly assuming the due and punctual performance of the Servicer's covenants, conditions and obligations, and (iii) otherwise taking all actions and satisfying all requirements of this Servicing Agreement.

SECTION 9.3       SUCCESSOR TO SERVICER.

         (a) Subject to the prior written consent of Owner, which consent shall not be unreasonably withheld, Servicer may assign all or substantially all of its rights and delegate all or substantially all of its duties and obligations under this Servicing Agreement; provided that the Person accepting such assignment or delegation shall be a Person which (i) is qualified to service Contracts and (ii) is willing to service the Contracts and executes and delivers to the Owner an agreement, in form and substance satisfactory to Owner, which makes and affirms all the representations, warranties and covenants on behalf of the proposed successor servicer contained herein and contains an express assumption by such Person of the due and punctual performance and observance of all covenants, conditions and obligations to be performed or observed by the Servicer under this Servicing Agreement. In the case of any permitted assignment and delegation hereunder, the Servicer shall be released from future obligations under this Servicing Agreement only upon the completion of all actions required to be taken under this Section 9.3; provided the Servicer shall remain liable for all liabilities and obligations theretofore incurred by it as Servicer hereunder and hereby indemnifies and agrees to hold harmless and defend such successor servicer and its directors, officers, employees, agents, representatives and controlling Persons from and against all claims, demands, actions, losses, damages, penalties, fines, forfeitures, judgments, arbitral awards and any other costs, fees, charges and expenses that in any way relate to or arise out of the Servicer's performed services hereunder.

         (b) Any successor servicer appointed as provided herein shall execute, acknowledge and deliver to Owner and Servicer an instrument accepting such appointment, and confirming the representations, warranties and covenants of the Servicer as to itself as successor servicer and agreeing to perform all of the duties and assuming all of the obligations of the Servicer provided herein, and upon the Owner's written acceptance thereof, the successor servicer shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer hereunder which are required to be performed or shall first arise after the effective date of the appointment of such successor servicer, with like effect as if originally named as the Servicer hereunder, and shall become a party to this Servicing Agreement. Any termination or resignation of the Servicer pursuant to this Servicing Agreement shall not affect or impair any of the obligations and liabilities of such Servicer incurred or arising prior to the successor servicer becoming Servicer hereunder, or any claims that Owner may have against the Servicer arising before such successor servicer effectively becomes the Servicer hereunder, all of which, together with the indemnification provided in Section 9.3(a), shall survive and remain in full force and effect any such termination and the appointment of a successor servicer.

         (c) If the Servicer is terminated and a successor servicer is appointed by Owner, Servicer shall promptly deliver to such successor servicer, all funds in the Servicing Account and any other monies or assets otherwise held as a result hereof for the benefit of the Owner or any Obligor, and any portion of the Contract Files and related documents and statements held by the Servicer hereunder, and Servicer shall account for all funds and shall execute and deliver such documents, instruments and agreements, and do such other and further things as may reasonably be required to more fully and definitely vest and confirm in the successor servicer all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, and in furtherance thereof Servicer shall execute and deliver an instrument naming the successor servicer as attorney- in-fact for the Servicer for purposes of acting in such capacity hereunder.

SECTION 9.4       NOTICE OF BUSINESS COMBINATION; CHANGE IN CONTROL OF SERVICER.

         In the event a Business Combination involving the Servicer or a change in control of the Servicer are proposed or any event occurs where it is reasonably likely that a Business Combination involving, or a change in control of, the Servicer may result, Servicer shall give Owner written notice of such event as soon as practicable and in no event later than the first public disclosure of such event, proposal, arrangement or understanding.

SECTION 9.5       INDEMNIFICATION OF SERVICER.

         Owner shall indemnify and hold harmless Servicer and its directors, officers, employees, agents, representatives and controlling Persons (collectively, the "Indemnified Persons") against any and all claims, demands, actions, losses, damages, penalties, fines, forfeitures, including reasonable legal fees and charges, judgments, arbitral awards and any other costs, fees, charges and expenses ("Claims") that the Servicer or the Indemnified Persons may sustain as a result of third party claims, actions, investigations or proceedings brought against the Servicer or the Indemnified Persons, which are related to the Owner's acts or omissions hereunder or the breach of any of Owner's representations, warranties and covenants hereunder, except for Claims for which the Servicer is required to indemnify any Person pursuant to Section 8.2, or which result from an act or omission caused by Servicer or the failure of Servicer to service and administer the Contracts in strict compliance with the terms of this Servicing Agreement. Servicer shall give Owner prompt written notice of any such Claim within three (3) Business Days of the Servicer's receipt of notice thereof (or such longer reasonable time if the rights of the Owner are not prejudiced thereby), and shall not settle or compromise such Claim without the Owner's prior written consent. Owner may, in its sole discretion, assume Servicer's defense of any such Claim with counsel reasonably acceptable to Servicer.


                                    ARTICLE X
                                     DEFAULT

SECTION 10.1      EVENTS OF DEFAULT.

         The following events by Servicer or Owner shall be Events of Default under this Servicing Agreement:

         (a) Any failure by Servicer to remit to Owner or to the Collections Account any payment required to be made under the terms of this Servicing Agreement, which continues unremedied for three (3) Business Days, unless such failure is caused by the act or omission of an unrelated third party, in which event an Event of Default shall be deemed to have occurred if the failure is not cured within four (4) Business Days after the Servicer has notice of such failure; or

         (b) Failure on the part of Servicer or Owner duly to observe or perform, in any material respect any of the covenants, obligations or agreements set forth in this Servicing Agreement, which failure is not cured within thirty
(30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Servicer or Owner, as the case may be, or, if such failure cannot reasonably be cured within thirty (30) days, such party has not commenced and diligently pursued the cure of such failure within thirty (30) days after the date of such notice; or

         (c) A decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Servicer or Owner and such decree or order shall have remained in force, undischarged or unstayed for a period of forty-five (45) days; or

         (d) Servicer or Owner shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to Servicer or Owner, as the case may be, or of or relating to all or substantially of Servicer's or Owner's property, as the case may be; or

         (e) Servicer or Owner shall admit in writing its inability to pay its Debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

         (f) Any representation or warranty of Owner in this Servicing Agreement is false, incorrect or misleading in any material respect, or if any representation or warranty contained in any reports, documents, certificates or other papers delivered to Servicer from time to time, is false, incorrect or misleading in any material respect, and is not cured within thirty (30) days of written notice thereof to Owner; or

         (g) Any representation or warranty of Servicer in this Servicing Agreement is false, incorrect or misleading in any material respect, or if any representation or warranty contained in any reports, documents, certificates or other papers delivered to Owner from time to time is false, incorrect or misleading in any material respect and is not cured within thirty (30) days of written notice thereof to Servicer.

SECTION 10.2      NOTICE OF DEFAULT AND/OR TERMINATION.

         Upon the happening of an Event of Default as provided in Section 10.1 above, the non- defaulting party shall give written notice of such Event of Default to the defaulting party. After the expiration of any applicable period for curing such default, if the default is still not cured, then the non-defaulting party may commence termination of all the rights and obligations of both parties under this Servicing Agreement in accordance with Section 11.1 of this Agreement.

SECTION 10.3      WAIVER OF DEFAULT.

         Following an Event of Default, as provided in Section 10.1, the non-defaulting party may, by written notice to the other party, waive such Default and any attendant right of Termination. Upon any such waiver, such Event of Default shall cease to exist, and shall deemed to have been remedied for every purpose of this Servicing Agreement. No such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon to the extent expressly so waived.

                                   ARTICLE XI
                     TERMINATION OF THE SERVICING AGREEMENT

SECTION 11.1. TERM AND TERMINATION.

         This Servicing Agreement shall be effective commencing as of the date hereof. The Term of this Servicing Agreement shall be for an initial period (the "Initial Period") commencing on the date hereof and ending on the last day of the third full calendar month following the "Closing Date," as such term is defined in the Sale Agreement (such date, as such may be extended pursuant hereto, is hereinafter referred to as the "Scheduled Termination Date"). The Term of this Servicing Agreement shall be extended for an additional three (3) calendar months, unless the Owner shall give written notice to the Servicer of its desire to terminate this Agreement at least fifteen (15) days prior to a Scheduled Termination Date. Notwithstanding the foregoing, the Term of this Servicing Agreement shall be terminated upon the happening of any of the following events: (a) the later of the collection by Servicer and transfer to Owner of final payment or liquidation with respect to the last Contract and the remittance of all funds due hereunder; (b) the mutual written consent of Servicer and Owner; (c) Servicer or Owner has an uncured Default under Article X hereof, and the non-defaulting party has given the defaulting party notice of termination as provided in Article X, which Event of Default has not been waived by the non- defaulting party pursuant to Section 10.3 hereof, or (d) the last day of the calendar month in which the Sale Agreement shall be terminated, pursuant to its terms or otherwise.

SECTION 11.2 SERVICER'S DUTIES ON TERMINATION.

         By not later than the effective date of any termination of this Agreement, the Servicer shall effect the orderly, efficient and expeditious transfer of servicing to the Owner (or such successor servicer as may be designated in writing by the Owner to the Servicer), which shall include:

         (a) To the extent it has not already done so in accordance with the provisions of this Article XI, pay or cause to be paid over to the Owner or its designee all money collected and held by it relating to the Contracts, including, but not limited to, any funds in its possession or in any account held by or for its benefit;

         (b) Deliver to the Owner a full accounting, including a statement showing the monthly payments collected by it since the most recent reports delivered by the Servicer to the Owner, and a statement of money held by it in trust, and final reports as of the date of completion of the Deboarding Process for all of the Contracts, as required by Section 6.7;

         (c) Deliver to the Owner (i) all Contract Files which are then in the Servicer's possession, (ii) the electronic records (Electronic Contract Information) relating to the Contracts, in such electronic form as may be reasonably requested, and (iii) an administrative status report detailing the location of each Financed Vehicle repossessed or otherwise held by the Servicer on the Owner's behalf;

         (d) Complete the Deboarding Process for each and every Contract in accordance with Section 6.10(b) of this Agreement;

         (e) Deliver to the Obligors a written notice, containing such disclosures and in such form as are reasonably acceptable to the Owner, notifying them of the existence of a new servicer for the Contracts; and

         (f) Provide its best efforts to correct, or assist the Owner in correcting, any material errors, inaccuracies and omissions in the Electronic Contract Information relating to the Contracts that is transferred to the Owner as part of the Deboarding Process.


                                   ARTICLE XII
                 CONFIDENTIALITY; OWNER NOT TO SOLICIT OBLIGORS;
                   NO SOLICITATION OF OTHER PARTY'S EMPLOYEES

12.1 CONFIDENTIALITY COVENANT.

         Except to the extent required by applicable law and upon satisfaction of the procedures set forth in this Section 12.1 or unless the parties hereto shall mutually agree otherwise, the parties (including their directors, officers, employees and counsel) agree to keep confidential the existence and terms of this Servicing Agreement and all proprietary information relating to each other's business, including, but not limited to, credit underwriting criteria, products, customer lists, pricing policies, employment records and policies, operational methods, marketing plans and strategies, product development techniques and inventions and research programs, trade know- how, trade secrets, specific software, algorithms, computer processing systems, object and source codes, user manuals, systems documentation and other business and financial affairs, and the parties agree not to disclose, deliver or otherwise make available such materials or information to any third party (other than their own directors, officers, employees, accountants and counsel who need such information or materials). If a party is required by applicable law or legal process to make disclosure to a third party of information or materials required to be maintained as confidential pursuant to this Section 12.1, the disclosing party shall give prior written notice to the other party (the "Protected Party") of the information and materials it intends to disclose and the reasons why the disclosing party believes it is required to disclose such information and materials. The Protected Party may either consent to such disclosure, object to such disclosure or seek a protective order or appropriate remedy to prohibit or limit such disclosure. In the event that the Protected Party objects to such disclosure but fails to obtain a protective order or other remedy, the disclosing party shall disclose only such information and materials as counsel for the disclosing party determines is required to be made. Notwithstanding the foregoing, no party shall make a public announcement regarding the existence of this Agreement or the terms hereof without the prior consent of the other party, and the parties will cooperate with each other in preparing the contents and determining the manner of distribution of any such announcement.

12.2 OWNER NOT TO SOLICIT OBLIGORS.

         From and after each Sale Date, as defined in the Sale Agreement, as to any Contract and for so long as such Contract is outstanding, neither Servicer nor any officer or employee of Servicer shall knowingly solicit, and neither Servicer nor its officers and employees shall encourage or recommend any agent or representative of Servicer to solicit, any Obligor in respect of such Contract, either singly or as part of a group, on behalf of Servicer or any other entity in any manner that would encourage prepayment of such Contract, except that Servicer may continue to make general solicitations to the public and to any of Servicer's customers and may advertise, sell and provide all financial services offered by Servicer.

12.3 NO SOLICITATION OF OTHER PARTY'S EMPLOYEES.

         During the term of this Servicing Agreement and for one year after its termination, both Servicer and Owner agree not to solicit or cause to be solicited the employment of any person who is employed by the other party. Notwithstanding anything to the contrary in this section, the employment by Servicer or Owner of officers and employees of the other party who contact the hiring party on their own initiative without any direct solicitation or encouragement from the hiring party or who are solicited by advertising or notices in newspapers or periodicals of general circulation shall not constitute a breach of this Section 12.3.


                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

13.1 NOTICES.

         All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and mailed or telecommunicated, or delivered as to each party hereto, at its address set forth under its name on the signature page hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall not be effective until received by the party to whom such notice or communication is addressed.

13.2 NO WAIVER; REMEDIES.

         No failure on the part of Servicer or Owner to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

The remedies herein provided are cumulative and not exclusive of any other remedies provided by law.

13.3 BINDING EFFECT; ASSIGNABILITY.

         This Servicing Agreement shall be binding upon and inure to the benefit of Servicer and Owner, and their respective successors and permitted assigns. The Servicer may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Owner, which consent should not be unreasonably withheld. Owner may assign all of its rights hereunder to one or more Persons. This Servicing Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until its termination; provided, that the obligations of both parties set forth in Article XII, the rights and remedies granted to the Owner pursuant to Section 6.9, the indemnification and payment provisions of Sections 8.2 and 9.5, and the obligations of Servicer set forth in Section 11.2 shall be continuing and shall survive any termination of this Servicing Agreement.

13.4 AMENDMENTS; CONSENTS AND WAIVERS; ENTIRE AGREEMENT.

         No modification, amendment or waiver of, or with respect to, any provision of this Servicing Agreement, and all other agreements, instruments and documents delivered hereto, and no consent to any departure by the Servicer or by the Owner from any of the terms or conditions hereof shall be effective unless it shall be in writing and signed by each of the parties hereto. Any waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand by Servicer or Owner in any case shall, in itself, entitle such party to any other consent or further notice or demand in similar or other circumstances. This Servicing Agreement and the documents referred to herein embody the entire agreement of Servicer and Owner with respect to servicing and administering the Contracts and supersede all prior agreements and understandings relating to the subject hereof. This Servicing Agreement and the Sale Agreement are independent and mutually exclusive of each other.

13.5 SEVERABILITY.

         In case any provision in or obligation under this Servicing Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provision or obligations, or of such provision or obligation, shall not in any way be affected or impaired thereby in any other jurisdiction.

13.6 COSTS, FEES AND EXPENSES.

         If any legal proceeding is instituted by either party against the other under this Servicing Agreement or in respect to any Contract, the non-prevailing party shall also be required to pay the prevailing party's costs and expenses of such litigation, including reasonable attorneys fees.

Except as otherwise provided in this Servicing Agreement, each party agrees to pay all costs, fees and expenses which it has incurred in connection with or incidental to the matters contained in this Servicing Agreement, including any fees and disbursements to its accountants and counsel.

13.7 RIGHT OF OFFSET AND DEDUCTION.

         Any party (the "Offsetting Party") may offset and deduct from any amount payable by the Offsetting Party to the other party (the "Debtor Party") under this Agreement or the Sale Agreement any amount which is, at the time of exercise of the right of offset and deduction, presently due and payable by the Debtor Party to the Offsetting Party pursuant to this Agreement or the Sale Agreement.

13.8 GOVERNING LAW.

         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AS OPPOSED TO CONFLICT OF LAWS PROVISIONS) OF THE STATE OF FLORIDA.

13.9 CONSENT TO JURISDICTION AND VENUE.

         Each of the Servicer and the Owner hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any Arkansas state court, Florida state court, federal court of the United States of America for the Eastern District of Arkansas, or federal court of the United States of America for the Northern District of Florida, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and the parties agree that all claims in respect of any such action or proceeding may be heard and determined in such Arkansas or Florida state or, to the extent permitted by law, federal court

13.10 EXECUTION IN COUNTERPARTS.

         This Servicing Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement

         IN WITNESS WHEREOF, the parties have cause this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                          NATIONAL AUTO FINANCE COMPANY, INC.


                          By:  /s/ WILLIAM MAGRO
                              --------------------------------------------------
                              William Magro
                              President and Chief Operating Officer

                          Address: National Auto Finance Company, Inc. 10302 Deerwood Park Boulevard
                                    Suite 100
                                    Jacksonville, Florida 32255-0970
                                    Telephone: 904-996-2500
                                    Telecopy:  904-996-2539

                          With a copy to:
                                    Stephen R. Veth, Esq.
                                    Vice President, Secretary and
                                    General Counsel
                                    Telephone: 904-486-1151
                                    Telecopy:  904-996-2557


                          NUVELL CREDIT CORPORATION


                          By: /s/ TOMMY E. PRITCHARD
                              --------------------------------------------------
                              Tommy E. Pritchard
                              President

                          Address:  17500 Chenal Parkway, Suite 201
                                    Little Rock, Arkansas 72223-9131
                                    Telephone: 501-821-5200
                                    Telecopy:  501-821-5208

                          With a copy to:
                                    Thomas N. Rose, Esq.
                                    Executive Vice President
                                    Telephone: 501-821-8105
                                    Telecopy:  501-821-5208

                                  EXHIBIT LIST

A        List of Third Party Fees and Expenses Reimbursable by the Owner to the
         Servicer

B        NAFI/Nuvell Credit Corporation Servicing Standards

                                    EXHIBIT A

 List of Third Party Fees and Expenses Reimbursable by the Owner to the Servicer


         This Exhibit A lists fees and expenses paid by the Servicer to third parties that must be reimbursed by the Owner to the Servicer pursuant to Section 7.1(d)(iv) of the Servicing Agreement.

         (1)      Vehicle appraisal fees

         (2) Special investigation and skip tracing fees incurred by the Servicer, not to exceed $100 for any one Contract without the Owner's prior consent

         (3) Reasonable fees and out-of-pocket expenses paid to repossession agents

         (4)      Auction fees and expenses

         (5) Reasonable fees and expenses incurred with respect to the transfer of repossessed vehicles

         (6)      Vehicle storage fees and impound fees

         (7) Fees paid to departments of motor vehicles to obtain duplicate and repo titles

         (8) Costs incurred to recondition repossessed vehicles, not to exceed $675 for any one vehicle without the Owner's prior consent

         (9) Costs incurred to obtain new or duplicate keys for repossessed vehicles

         (10) Reasonable fees and expenses of outside counsel engaged by the Servicer in accordance with the terms of the Servicing Agreement

         (11) Overnight courier expenses, except for overnight courier expenses incurred to transmit items to and from the Lockbox Bank or to and from the Owner

         (12) Reasonable out-of-pocket costs and expenses incurred to ship Contract Files to the Owner